Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

CHARLOTTE RUSSE HOLDING, INC.

Up to 4,000,000 Shares of its Common Stock at a Purchase Price not Greater Than $20.00 nor Less than $18.00 per Share

The Offer, Proration Period and Withdrawal Rights Expire at 5:00 P.M., New York City Time, on March 20, 2008, Unless the Offer is Extended.

Charlotte Russe Holding, Inc., a Delaware corporation, sometimes referred to herein as Charlotte Russe, is offering to purchase from its stockholders, for cash, up to 4,000,000 shares of its common stock, par value $0.01 per share. We refer to our offer to purchase shares of our common stock as the tender offer. Unless the context otherwise requires, all references to shares shall refer to shares of our common stock. The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal (as they may be amended and supplemented from time to time).

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $20.00 nor less than $18.00 per share of common stock, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 4,000,000 shares of our common stock pursuant to the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our shares as the purchase price.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares of our common stock that we acquire in the tender offer will be acquired at the purchase price, regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price and not properly withdrawn prior to the expiration date of the tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares of our common stock pursuant to the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

The shares trade on the NASDAQ Stock Market under the symbol “CHIC.” On February 19, 2008, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the NASDAQ Stock Market for the shares was $19.02. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. OUR DIRECTORS AND OFFICERS HAVE EACH ADVISED US THAT THEY DO NOT INTEND TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER.

You may direct questions and requests for assistance to MacKenzie Partners, Inc. the information agent for the tender offer, or to Cowen and Company, LLC, the dealer manager for the tender offer, at their addresses and telephone numbers set forth on the back cover page of this document. You may also direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

The information agent for the tender offer is:	The dealer manager for the tender offer is:

February 21, 2008

IMPORTANT

If you wish to tender all or any part of your shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on March 20, 2008 or such later date and time to which we may extend the tender offer (the “Expiration Time”), you must either:

(1) (a) complete and sign the applicable letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Mellon Investor Services LLC, the depositary for the tender offer, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the tender offer, or to Cowen and Company, LLC, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK IN THE TENDER OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

This summary term sheet highlights material information that can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the letter of transmittal, because they contain the full details of the tender offer. We refer to the shares of our common stock as the “shares”. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Charlotte Russe Holding, Inc.

What will the purchase prices for the shares be?

We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares of our common stock. We will determine the purchase price that we will pay per share promptly after the offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 4,000,000 shares of our common stock (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date for the offer). We will determine the purchase price for the tendered shares promptly after the tender offer expires.

The purchase price will not be greater than $20.00 nor less than $18.00 per share. The lower end of the price range for the tender offer is below the closing sale price for the shares on February 19, 2008, the last full trading day before the initial public announcement of the tender offer, when the closing sale price on the NASDAQ Stock Market for a share of our common stock was $19.02. We will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of our common stock we purchase in the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $18.00 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us, which may result in your shares being purchased at the minimum respective prices per share. See Section 3.

How many shares will Charlotte Russe purchase in the tender offer?

We will purchase up to 4,000,000 shares of our common stock pursuant to the tender offer, or such lesser number of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. The 4,000,000 shares represent approximately 16% of our outstanding shares of common stock as of February 15, 2008. If more than 4,000,000 shares are properly tendered, the shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right to purchase a number of additional shares equal to up to 2% of the outstanding shares of our common stock without extending the applicable offer. We also reserve the right to purchase more shares, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

What happens if more than 4,000,000 shares are properly tendered at or below the respective purchase price?

If more than 4,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price and do not properly withdraw them before the expiration date for the tender offer;

second, from all other stockholders who properly tender shares at or below the purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of our common stock.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares of our common stock that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares of common stock subject to the tender offer and I tender all of my shares, will I be subject to proration?

If you beneficially own fewer than 100 shares of our common stock, in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them prior to the expiration date for the tender offer and you complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of our common stock without subjecting them to the proration procedure. See Section 1.

What is the market price of my shares as of a recent date?

As of February 19, 2008, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the NASDAQ Stock Market of the shares was $19.02 per share. You are urged to obtain current market quotations for your shares before deciding whether and at what price to tender your shares. See Section 8.

Why is Charlotte Russe making the tender offer?

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive strategic transaction. We believe that shrinking our equity base, in conjunction with continued investment in our business, is the best way to create long-term value for our stockholders.

The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

How will Charlotte Russe pay for the shares?

We anticipate that we will purchase shares in the tender offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition of the tender offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the applicable tender offer expires. The tender offer will expire on March 20, 2008, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Charlotte Russe extends or amends the tender offer?

If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Charlotte Russe continue as a public company?

Yes, the completion of the tender offer in accordance with the conditions in this offer to purchase will not cause Charlotte Russe to be delisted from the NASDAQ Stock Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my shares?

If you wish to tender all or a portion of your shares, then before 5:00 p.m., New York City time, on March 20, 2008, unless the applicable tender offer is extended:

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you must deliver your share certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an “agent’s message”; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the information agent or the dealer manager for assistance. The contact information for the information agent and the dealer manager is set forth on the back cover page of this offer to purchase. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on March 20, 2008, or the new expiration date if we extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on April 16, 2008. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Charlotte Russe or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors, the dealer manager, the depositary or information agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them. See Section 11.

When will Charlotte Russe pay for the shares I tender?

We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution. See Section 13.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OF SHARES PURSUANT TO THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a distribution. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you will generally be subject to U.S. withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 13. Therefore, except as provided in Section 13, we will presume that all amounts paid to foreign stockholders in exchange for their shares are dividend distributions and U.S. federal income tax will be withheld at the rate of 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with a foreign stockholder’s conduct of a trade or business within the United States and certain certification requirements are satisfied. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

You may call MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885, or Cowen and Company, LLC, the dealer manager for the offer, at (877) 269-3652. See the back cover of this offer to purchase for further information on how to obtain answers to your questions. Additional contact information is set forth on the back cover page of this offer to purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project”, and “will”, or other similar words, phrases or expressions. Reference is made in particular to forward-looking statements regarding our expectations regarding completing the tender offer, the potential impact of completing the tender offer and our long-term growth. We have based these forward-looking statements on our current expectations and projections about future events. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on our current beliefs as well as assumptions made by us and information currently available to us. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent annual report on Form 10-K, the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	changes in consumer demand;

•	changes in consumer fashion tastes;

•	changes in business strategies and decisions;

•	shopping mall traffic and shopping patterns;

•	timing of openings for new shopping malls or our stores;

•	fashion trends;

•	national or regional economic influences; and

•	weather.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this offer to purchase, the letter of transmittal or any document incorporated by reference into this offer to purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1. NUMBER OF SHARES; PRORATION

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 4,000,000 shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price not greater than $20.00 nor less than $18.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to the tender offer, means 5:00 p.m., New York City time, on March 20, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The proration period and withdrawal rights for the tender offer expire on the expiration date for that tender offer.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of shares of our common stock not to exceed 2% of the outstanding shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at prices at or below the purchase price for the tender offer (determined as provided herein) will be subject to proration, except for Odd Lots (as defined below).

If we:

•	increase the price to be paid for the shares above $20.00 per share, or decrease the price to be paid for the shares below $18.00 per share;

•	increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares; or

•	decrease the number of shares we seek; and

in any such case the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the affected tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares of our common stock must specify the price or prices, not greater than $20.00 nor less than $18.00 per share, at which they are willing to sell their shares to us in the tender offer. The lowest price that may be specified for shares is $18.00. The prices that may be specified for shares increase in increments of $0.25 up to the highest price that may be specified which is $20.00 per share. A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, in which case the stockholder will be deemed to have tendered such shares at the minimum price of $18.00 per share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s shares, may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendering stockholder receiving a price per share as low as $18.00.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

Promptly after the expiration date for the tender offer, we will determine the purchase price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 4,000,000 shares (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the applicable expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered under the tender offer at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices greater than the purchase price, nor will we purchase shares that we do not accept in the tender offer because of “odd lot” priority, proration and conditional tender provisions. We will return to the tendering stockholders shares that we do not purchase in the tender offer at our expense promptly after the applicable expiration date.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer is less than or equal to 4,000,000 shares, or such greater number of shares as we may elect to purchase pursuant to the tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 4,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the tender offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) of shares who:

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tenders all shares beneficially owned by such Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

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Second, we will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below (except for stockholders who tendered shares conditionally if the condition was not satisfied).

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Third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots. The term “Odd Lots” means, with respect to the shares of our common stock, all shares properly tendered prior to the applicable expiration date at prices at or below the purchase price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

To qualify for the odd lot preference with respect to the tender offer, an Odd Lot Holder must tender all shares of our common stock, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the tender offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares of our common stock pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. Upon the terms and subject to the conditions of the tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 4,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, as the case may be, and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the expiration date of the tender offer. The proration factor with regard to the tender offer that is over-subscribed will be determined by dividing the maximum number of shares sought by us to be purchased in the tender offer (minus the number of shares to be purchased from Odd Lot Holders) by the total number of shares that are properly tendered pursuant to the tender offer, and not properly withdrawn, at or below the purchase price (minus the number of shares to be purchased from Odd Lot Holders). We will then determine the number of shares we will purchase from each stockholder (other than Odd Lot Holders) from whom we purchase shares in the over-subscribed tender offer by multiplying the number of shares properly tendered by that stockholder in the tender offer at prices at or below the purchase price and not properly withdrawn, by the proration factor for the tender offer. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five to seven business days after the expiration date for the tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of our common stock.

2. BACKGROUND AND PURPOSE OF THE TENDER OFFER

Purpose of the Tender Offer. Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive strategic transaction. We believe that shrinking our equity base, in conjunction with continued investment in our business, is the best way to create long-term value for our stockholders.

The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

In addition, if we complete the tender offer, we will have returned cash to our stockholders who elect to receive a return of capital pursuant to the tender offer, while stockholders who do not participate in the tender offer will automatically increase their relative percentage ownership in Charlotte Russe.

Certain Effects of the Tender Offer. The tender offer may present some potential risks and disadvantages to our continuing stockholders, including:

•

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. If the directors and executive officers do not tender any of their shares in the tender offer and we complete the tender offer, the proportional holdings of our directors and executive officers in Charlotte Russe will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer. See Section 11.

•

The tender offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

•

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Charlotte Russe as a result of a partial tender of shares or proration will continue to be owners of Charlotte Russe. As a result, if we complete the tender offer, those stockholders will realize a proportionate increase in their relative equity interest in Charlotte Russe and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

•

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4(f)(6) prohibits Charlotte Russe and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of the tender offer.

•

Shares acquired pursuant to the tender offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of the NASDAQ Stock Market). Charlotte Russe could issue shares without stockholder approval to raise additional capital, to acquire other businesses and/or for other purposes.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3. PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 P.M., New York City time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

In accordance with Instruction 5 of the letter of transmittal for shares, each stockholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $18.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $18.00 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Stockholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer”. Note that this election could result in us purchasing the tendered shares at the minimum price of $18.00 per share. The lower end of the price range for the tender offer is below the closing sale price for the shares on February 19, 2008, the last full trading day before the initial public announcement of the tender offer, when the closing sale price on the NASDAQ Stock Market for a share of our common stock was $19.02.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

Odd Lot Holders must tender all of their shares and also complete the section titled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth above.

A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a stockholder has submitted multiple letters of transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offer with respect to each separate letter of transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of (i) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, (ii) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (iii) any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined below) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined below)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the depositary. See Instruction 14 of the related letter of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE TENDER OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL; AND EACH STOCKHOLDER THAT IS A NON-UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH CERTAIN INFORMATION BY COMPLETING THE APPLICABLE SUBSTITUTE FORM W-8 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the “deemed dividend” payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the payments are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the payments are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). The “deemed dividend” payable to a Non-United States Holder will be deemed to be the gross payment to such Non-United States Holder unless we have determined prior to the time of the payment that a lesser amount should be subject to withholding pursuant to applicable United States Treasury Regulations. See Section 13. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Charlotte Russe has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, are received by the depositary within three NASDAQ Stock Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the applicable expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Charlotte Russe, the dealer manager, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Charlotte Russe’s Acceptance Constitutes an Agreement. A tender of shares of our common stock under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that:

(1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

(2) the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account into the tender offer unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

(2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. If the share certificates which a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal. See Instruction 16 of the letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO CHARLOTTE RUSSE, THE DEALER MANAGER

OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO CHARLOTTE RUSSE, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on April 16, 2008.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of Charlotte Russe, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will determine the purchase price we will pay for the shares properly tendered and not properly withdrawn before the expiration date of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price so determined and not properly withdrawn prior to such expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares that are properly tendered at prices at or below the purchase price that is determined for the shares and are not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date we will accept for payment and pay a single per share purchase price not greater than $20.00 nor less than $18.00 per share for 4,000,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the tender offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such tender offer promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after such expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY CHARLOTTE RUSSE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for a tender offer, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CONDITIONAL TENDER OF SHARES

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the applicable purchase price with respect to such shares prior to the applicable expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable expiration date, if more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 4,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. CERTAIN CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate a tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

(2) could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Charlotte Russe and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to Charlotte Russe;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Charlotte Russe or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Charlotte Russe’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States;

(3) the commencement of a war, acts of terrorism, armed hostilities or any other national or international crisis directly or indirectly involving the United States or Canada or any other country in which Charlotte Russe or any of Charlotte Russe’s subsidiaries does business;

(4) any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or Canada;

(5) any change in the general political, market, economic or financial conditions in the United States or Canada or any other country in which Charlotte Russe or any of Charlotte Russe’s subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Charlotte Russe and its subsidiaries, taken as a whole;

(6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of Charlotte Russe or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Charlotte Russe and its subsidiaries, taken as a whole;

(7) in the case of any of the above conditions existing at the date of this offer to purchase, in Charlotte Russe’s reasonable judgment, a material acceleration or worsening of it; or

(8) any decrease (i) in the market price of the shares of our common stock on the NASDAQ Stock Market or (ii) in the NASDAQ Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offer on February 21, 2008 and the expiration date of the tender offer;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership or prospects of Charlotte Russe or its subsidiaries that could reasonably be expected to have a material adverse effect on Charlotte Russe and its subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than the tender offer made hereby), or any merger, business combination or other similar transaction with or involving Charlotte Russe, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before February 21, 2008 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with either tender offer shall not have been obtained on terms satisfactory to Charlotte Russe, in its sole judgment, acting reasonably.

The foregoing conditions are for the sole benefit of Charlotte Russe and may be asserted by Charlotte Russe regardless of the circumstances giving rise to any such condition, and may be waived by Charlotte Russe, in whole or in part, as to the tender offer at any time prior to the expiration date, in its sole discretion. Charlotte Russe’s failure at any time to exercise any of the foregoing rights as to the tender offer shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Charlotte Russe at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Charlotte Russe concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES

Price Ranges Of Shares. Charlotte Russe’s common stock is quoted on the NASDAQ Stock Market under the symbol “CHIC.” The following table shows the high and low sale prices per share of our common stock as reported on the NASDAQ Stock Market for the periods indicated:

		High	Low
Fiscal 2006	First Quarter	$ 20.37	$ 12.95
	Second Quarter	$ 22.49	$ 15.28
	Third Quarter	$ 23.41	$ 18.50
	Fourth Quarter	$ 28.25	$ 20.76

Fiscal 2007	First Quarter	$ 32.19	$ 24.83
	Second Quarter	$ 33.93	$ 26.21
	Third Quarter	$ 30.91	$ 24.93
	Fourth Quarter	$ 27.14	$ 14.50

Fiscal 2008	First Quarter	$ 17.16	$ 12.27
	Second Quarter (through February 19, 2008)	$ 19.33	$ 13.37

On February 19, 2008, the last full trading day prior to our initial public announcement of the tender offer, the closing sale price for the shares of our common stock on the NASDAQ Stock Market was $19.02. Stockholders are urged to obtain current market quotations for their shares.

9. SOURCE AND AMOUNT OF FUNDS

Assuming that 4,000,000 shares are purchased in the tender offer at a price between $18.00 and $20.00 per share, the aggregate purchase price for the shares purchased in the tender offer will be between $72,000,000 and $80,000,000.

We anticipate that we will pay for shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our cash on hand or other cash resources that are readily available to us. The tender offer is not conditioned on the receipt of financing.

10. CERTAIN INFORMATION ABOUT US

We are a growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of December 29, 2007, we operated a total of 440 Charlotte Russe stores throughout 45 states and Puerto Rico. Through our fashion content, merchandise mix, store layout and design and merchandise presentation, we project fashion attitudes that appeal to customers across age and socioeconomic boundaries, with a core emphasis on the fashion and lifestyle needs of young women.

Our Charlotte Russe stores are located predominantly in well-positioned mall locations in spaces that average approximately 7,100 square feet. Our stores are designed to create an environment that accentuates the fashion, breadth and value of our merchandise selection.

Our broad assortment of merchandise is centered on styles that are affordable, feminine and reflect the latest fashion trends. Our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Our stores offer merchandise at value-oriented prices and we estimate that most of our merchandise is sold under our proprietary Charlotte Russe labels consisting of Charlotte Russe, Refuge and blu Chic. The remainder of our merchandise consists of nationally-recognized brands popular with our customers.

Our principal executive offices are located at 4645 Morena Boulevard, San Diego, California 92117. Our telephone number is (858) 587-1500. We were founded in 1975 and incorporated in 1996 under Delaware law.

Where you can find more information about us. Charlotte Russe has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Incorporation by reference. The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on November 28, 2007, including information incorporated by reference therein to our Definitive Proxy Statement filed on January 10, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended December 29, 2007, filed on February 6, 2008; and

•	our Current Reports on Form 8-K filed on October 26, 2007, November 26, 2007, January 2, 2008 and February 20, 2008.

You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC’s website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, upon oral or written request, by contacting Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117, Attention: Chief Financial Officer, (858) 587-1500.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of February 15, 2008, we had outstanding 24,998,755 shares of our common stock. The 4,000,000 shares of our common stock that we are offering to purchase in the tender offer represent approximately 16% of the outstanding shares of our common stock on that date. As of February 15, 2008, 1,380,409 shares of our common stock were subject to outstanding awards of stock options.

Share Ownership by Directors and Executive Officers. Our directors and executive officers have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. Because the directors and executive officers will not be tendering any of their shares in the tender offer, if we complete the tender offer, the proportional holdings of our directors and executive officers in Charlotte Russe will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer.

The following table sets forth certain information regarding the ownership of Charlotte Russe’s common stock as of February 15, 2008 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of Charlotte Russe as a group; and (iv) all those known by Charlotte Russe to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
S.A.C. Capital Advisors, LLC (2)	2,046,640	8.2%
Barclays Global Investors (3)	1,352,672	5.4%
Mark A. Hoffman (4)	146,000	*
Edward Wong (5)	46,561	*
Patricia A. Shields (6)	30,000	*
Leonard H. Mogil (7)	21,700	*
Patricia K. Johnson (8)	19,000	*
Paul R. Del Rossi (9)	18,967	*
Bernard Zeichner (10)	18,000	*
Jennifer C. Salopek (11)	13,100	*
Michael J. Blitzer (12)	4,667	*
Herbert J. Kleinberger (13)	4,042	*
Daniel T. Carter (14)	—	*
All directors, nominees and executive officers as a group (11 persons) (15)	322,037	1.3%

*	Less than one percent.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by Charlotte Russe about principal stockholders known to us based on a Schedule 13G, 13D or, to the extent more recent, 13F filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,998,755 shares outstanding on February 15, 2008, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after February 15, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Except as otherwise noted above, the address for each person or entity listed in the table is c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117.
(2)	The address for S.A.C. Capital Advisors, LLC is 72 Cummings Point Road, Stamford, Connecticut 06902.
(3)	The address for Barclays Global Investors is 45 Fremont Street, San Francisco, California 94105.
(4)	Includes 74,000 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 42,000 shares of unvested restricted shares of common stock.
(5)	Includes 31,000 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 12,000 shares of unvested restricted shares of common stock.
(6)	Includes 15,000 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 14,000 shares of unvested restricted shares of common stock.

(7)	Includes 17,700 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(8)	Includes 14,000 shares of unvested restricted shares of common stock.
(9)	Includes 14,467 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(10)	Includes 15,000 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(11)	Includes 10,100 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(12)	Includes 1,667 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(13)	Includes 1,042 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 3,000 shares of unvested restricted shares of common stock.
(14)	Mr. Carter, our former Executive Vice President, Chief Financial Officer and Treasurer, resigned in May 2007.
(15)	Includes 179,976 shares of common stock subject to options exercisable within 60 days of February 15, 2008 and 100,000 unvested restricted shares of common stock.

Transactions in Last 60 Days by Directors and Executive Officers. Our executive officers and directors listed below have effected the following transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offer on February 20, 2008:

•

On December 31, 2007, a purchase date pursuant to our 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”), Mr. Wong purchased 500 shares of our common stock at $13.73 per share as a participant in the Stock Purchase Plan; and

•

On February 13, 2008, Ms. Salopek and Messrs. Blitzer, Del Rossi, Kleinberger, Mogil and Zeichner were each granted 3,000 restricted shares of our common stock and options to purchase 6,500 shares of our common stock at an exercise price of $19.00 per share (the closing price of our common stock on the NASDAQ Stock Market on the date of grant).

During the 60 days prior to our initial public announcement of the tender offer, in addition to the transactions listed above under this heading “Transactions in Last 60 Days by Directors and Executive Officers” or as otherwise disclosed in this Section 11, we issued an aggregate of 1,400 shares of our common stock to persons who are not executive officers or directors of Charlotte Russe upon exercise of stock options exercised by such persons.

Except as set forth in “Transactions in Last 60 Days by Directors and Executive Officers” above or otherwise disclosed in this Section 11, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors, or any affiliate of the foregoing, has effected any transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offer.

Plans or Proposals. Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Charlotte Russe nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Charlotte Russe or any of its subsidiaries;

(b) any purchase, sale or transfer of a material amount of Charlotte Russe’s assets or the assets of any of its subsidiaries;

(c) any material change in Charlotte Russe’s present dividend rate or policy, or indebtedness or capitalization;

(d) any change in Charlotte Russe’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

(e) any other material change in Charlotte Russe’s corporate structure or business;

(f) Charlotte Russe’s equity securities being delisted from the NASDAQ Stock Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) Charlotte Russe’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(h) the suspension of Charlotte Russe’s obligation to file reports under Section 13(a) or 15(d) of the Exchange Act;

(i) the acquisition by any person of additional Charlotte Russe securities, or the disposition of Charlotte Russe securities; or

(j) any changes in Charlotte Russe’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Charlotte Russe.

While Charlotte Russe has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein. We may recommence purchases under our stock repurchase program previously announced in August 2007 after the termination of the tender offer, when legally permissible.

Equity Compensation Plan Information

1999 Employee Stock Purchase Plan. On September 27, 1999, our Board of Directors approved the adoption of the Stock Purchase Plan, under which an aggregate of 350,000 shares of common stock has been reserved as of February 15, 2008. The Stock Purchase Plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions. Our employees are eligible to participate if they have been employed by us or our subsidiaries for at least six months, as of the first day of any option period, and are scheduled to work for at least 20 hours per week. Under the Stock Purchase Plan, eligible employees, including executive officers, are permitted to purchase on an after-tax basis our common stock through payroll deductions that may not exceed 15% of their cash compensation, including commissions, bonuses, and overtime, up to a maximum of 500 shares of common stock for each six month period. Notwithstanding the foregoing, no employee who is a 5% or greater holder of our voting stock is eligible to participate in the Stock Purchase Plan. The purchases under the Stock Purchase Plan occur at the beginning of each option period. Each option period is six months in duration. The amount contributed by each participant over the course of an option period will be used to purchase shares of our common stock at the lower of: (i) 85% of the fair market value on the first day of a six month offering period; or (ii) 85% of the fair market value on the last date of a six-month option period. Unless terminated sooner or extended by our Board of Directors, the Stock Purchase Plan will terminate following the end of the first option period beginning in 2009. The Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code (the “Code”). Our Board of Directors has authority to amend or terminate the stock purchase plan, provided no such action may adversely affect the rights of any participant. As of February 15, 2008, 174,806 shares remained available for issuance under the Stock Purchase Plan.

1999 Equity Incentive Plan. Our Board of Directors and stockholders adopted the 1999 Equity Incentive Plan (the “Plan”), on July 29, 1999 and amendments to the Plan were approved by the stockholders on February 13, 2001, February 11, 2003 and February 7, 2006. The Plan, which is administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”), provides for the grant of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock, performance awards and rights to receive cash or shares with respect to an increase in the value of our common stock. The Plan’s eligibility criteria are intended to encompass those employees, officers, directors and consultants who are in a position to make a significant contribution to the success of Charlotte Russe.

The Plan permits the grant of options that qualify as incentive stock options and nonqualified options. The option exercise price of each incentive stock option is determined by the Compensation Committee. In the case of incentive stock options, however, the exercise price may not be less than 100% of the fair market value of the shares on the date of grant. There is no minimum exercise price for nonqualified options. Stock options under the Plan generally vest ratably over five years and expire after 10 years.

In general, and except as otherwise determined by the Compensation Committee, all rights under awards granted pursuant to the Plan to which the participant has not become irrevocably entitled will terminate upon termination of the participant’s employment, consulting or service relationship with us. No award granted under the Plan, other than an award in the form of an outright transfer of cash or unrestricted stock, may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime an award requiring exercise may be exercised only by the participant, or in the event of the participant’s incapacity, the person legally appointed to act on the participant’s behalf.

Upon an acquisition of us by merger or asset sale, the Compensation Committee shall have sole discretion to: (i) make any outstanding stock option and stock appreciation right exercisable in full; (ii) remove the restrictions from any restricted stock; (iii) cause us to make any payment and provide any benefit under any deferred stock award or performance award; and (iv) remove any performance or other conditions or restrictions on any award. In lieu of the action described above, the Compensation Committee may arrange to have the successor corporation assume any outstanding award or grant a substantially equivalent replacement award. Furthermore, if any person or entity acquires more than 25% of our voting power, other than by consolidation or merger, or if the majority of the members of our board of directors changes in any 24 month period, then: (i) any options outstanding at such time shall become exercisable to the full extent of the original grant and all shares of restricted stock not otherwise vested shall vest; (ii) holders of performance awards with unfilled conditions shall be entitled to receive a cash payment per performance award equal to the full value of the cash component of the award plus the fair value of the stock included in the award; (iii) options and stock appreciation awards shall not be terminated as a result of termination of employment, other than by reason of death, disability or retirement, until seven months after the employment termination or the expiration of the original terms of the option or stock appreciation right; and (iv) neither the Compensation Committee nor our Board of Directors will be able to amend or further restrict any option, stock appreciation right, share of restricted stock or performance award, or amend the terms of the Plan in any manner adverse to the holder of an award without the written consent of that holder.

Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be issued under the Plan is 3,250,000 shares. The maximum number of shares of common stock as to which options or stock appreciation rights may be granted to any participant in any one calendar year is 200,000. As of February 15, 2008, 574,350 shares remain available for issuance under the Plan.

Executive Performance-Based Incentive Plan. Our Board of Directors and stockholders approved the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan (the “Performance Plan”) in December 2007 and February 2008, respectively. The purposes of the Performance Plan are to increase stockholder value and our success by attracting, retaining and motivating selected Performance Plan participants to achieve our financial and business goals. The Performance Plan is structured to pay cash bonuses as well as restricted stock granted under our the Plan, in accordance with the requirements for performance-based compensation within the meaning of Section 162(m) of the Code. The Performance Plan is administered by the Compensation Committee. All questions of interpretation are determined by the Compensation Committee and its decisions are final and binding on all participants. The Performance Plan will remain effective until the first annual meeting of stockholders that occurs in 2013, unless terminated earlier by the Compensation Committee. All compensation paid under the Performance Plan is subject to approval of the Performance Plan by our stockholders.

Our executive officers and other key employees of Charlotte Russe, who in the opinion of the Compensation Committee may become executive officers or who otherwise may make comparable contributions to Charlotte Russe, are eligible to participate in the Performance Plan. At the beginning of each performance period, the Compensation Committee designates which eligible employees will participate in the Performance Plan for such performance period. Participation is generally on an annual basis, and participation in one year does not ensure participation in future years. In fiscal year 2008, four executive officers were designated to participate in the Performance Plan. No amounts were paid to our named executive officers for fiscal year 2007.

Under the Performance Plan, the Compensation Committee will establish and approve target cash bonus amounts for each participant and/or grant restricted stock covering a targeted number of shares of our common stock for each performance period. Typically a performance period will be a fiscal year. The Compensation Committee will also establish performance metrics and objectives for the performance period based on the business criteria discussed below. Actual performance relative to those objectives determines to what extent the target cash bonus amount is paid and/or shares subject to the restricted stock vest for such performance period.

The Performance Plan sets forth a number of business criteria, any one or more of which may be selected by the Compensation Committee as the basis for determining incentive compensation under the Performance Plan that may become payable to a participant for a particular fiscal year. The criteria are: (i) total stockholder return goals; (ii) sales targets; (iii) revenue targets; (iv) return on assets; (v) expense and cost reduction goals or improvement in or attainment of expense levels; (vi) earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis; (vii) return on equity, investment, capital employed or assets; (viii) inventory levels or turns; (ix) one or more operating ratios, including operating margin, operating income, net operating income and net operating income after tax; (x) market share; (xi) cash flow or operating cash flow; (x) increase in the trading price of our common stock above the trading price at the time the criteria are established; and (xi) any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Compensation Committee.

All criteria that are based on our audited financial statements may be modified by the Compensation Committee at the time the specific criteria are selected to take into consideration one or more of the following: (i) changes in tax law or accounting principles that become effective during the performance period; (ii) extraordinary, unusual or infrequently occurring events; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of intangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Compensation Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m) of the Code, including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. Moreover, partial achievement of specific criteria may result in the payment or vesting corresponding to the degree of achievement as specified by an award.

Following the close of each performance period, the Compensation Committee will determine whether the established performance metrics were attained and determine what amount will be paid or vest with respect to each participant. The Performance Plan, however, gives the Compensation Committee the right to reduce the amount paid or the amount vested based on any individual or Charlotte Russe performance factors deemed relevant by the Compensation Committee, including subjective or discretionary criteria. The Performance Plan does not permit the Compensation Committee to increase such payment above the actual determined amount. Such payment or vesting will occur within thirty days of the receipt of our audited financial statements for the applicable performance period and certification by the Compensation Committee that the performance and other criteria for payment have been satisfied. The Compensation Committee has the discretion to settle awards in cash or shares of our common stock. Payroll and other taxes will be withheld as required by law.

The Compensation Committee may defer the payment of awards or any portion thereof to Performance Plan participants to the extent necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code. In addition, the Compensation Committee may permit Performance Plan participants to defer receipt of the payment or vesting of awards that would otherwise be delivered to a participant to the extent permitted by the tax rules relating to deferred compensation.

A minimum amount of zero may be paid. The maximum amount that may be paid to any participant in any fiscal year is (i) $2.5 million in cash and (ii) restricted stock covering 200,000 shares of our common stock. It is anticipated that actual amounts to any participant will be significantly less than these maximums. For example, for fiscal 2008 for our Chief Executive Officer, the maximum cash amount payable upon achievement of all performance-based goals is $735,000, and he was granted performance-based restricted stock covering 24,000 shares of our common stock.

Participants who terminate employment for any reason other than death or disability during any performance period will receive no payment under the Performance Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments or vesting under the Performance Plan based on the number of whole months of employment completed during the performance period. Participants who terminate employment for any reason after the close of the performance period, but before the distribution of payments under the Performance Plan, will be paid all amounts otherwise payable were the participant still an employee.

All amounts paid pursuant to the Performance Plan are taxable as ordinary income to the participants when paid. We may avoid any deduction limitation imposed by Section 162(m) of the Code by paying performance-based compensation pursuant to the terms and conditions of the Performance Plan. Accordingly, compensation attributable to cash bonuses and awards of restricted stock paid under the Performance Plan will qualify as performance-based compensation, provided that: (i) such awards are granted by the Compensation Committee; (ii) each award is granted or vests only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain; (iii the Compensation Committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied; and (iv) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

The Compensation Committee or the Board of Directors may suspend, discontinue or amend the Performance Plan at any time and for any reason. The Performance Plan is not the exclusive means of compensating executive officers. The executive officers have and will continue to receive other compensation, including, for example, salary, bonuses, benefits, stock options, and restricted stock which may be granted outside of the Performance Plan.

Employment and Change in Control Agreements

Employment Agreement with Mr. Zeichner. Charlotte Russe entered into an employment agreement with Bernard Zeichner dated August 31, 2003 and amended on December 21, 2006 and February 15, 2008 that remains effective for one year and is automatically extended for successive one year terms until terminated by either party. Under the terms of the employment agreement, Mr. Zeichner has agreed to serve as the Chairman of the Board of Directors and to perform such executive-level duties as assigned by Charlotte Russe or our Board of Directors. Mr. Zeichner receives an annual base salary of $100,000 effective as of January 1, 2008. Mr. Zeichner is also eligible for an annual incentive bonus and certain medical and other benefits for the term of the agreement. The incentive bonus is determined at the discretion of our Board of Directors. If Mr. Zeichner’s employment is terminated without cause or Mr. Zeichner resigns his position as a consequence of material breach of the employment agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

Employment Agreement with Mr. Hoffman. Charlotte Russe entered into an employment agreement with Mark Hoffman dated July 9, 2003 and amended August 31, 2005, February 14, 2007 and January 4, 2008 under which Mr. Hoffman serves as Charlotte Russe’s President and Chief Executive Officer. The employment agreement remains effective until the last day of our 2009 fiscal year and provides for an annual base salary of $735,000, retroactive to September 30, 2007 and subject to an annual increase of 5% for each fiscal year during the term of the agreement commencing in fiscal 2009. The agreement also provides for the payment of an annual cash performance bonus in accordance with our executive officer compensation program. If Mr. Hoffman’s employment is terminated for a reason other than cause, he is entitled to 12 months of continued payment of his annual base salary in effect at the time of termination, provided certain conditions are met and subject to reduction due to interim earnings during the severance period or cessation in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

Employment Agreement with Ms. Johnson. Charlotte Russe entered into an employment letter agreement with Patricia K. Johnson in May 2007 to serve as Charlotte Russe’s Executive Vice President, Chief Financial Officer and Treasurer that provides for an annual base salary of $400,000, subject to adjustment. The agreement also provides for Ms. Johnson to participate in our executive bonus program for fiscal 2007, which provides for the payment of cash bonuses to certain employees that are contingent upon, and calculated by reference to, our achievement of specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the Compensation Committee of our Board of Directors and guaranteed a minimum bonus of $100,000 for fiscal 2007 that must be repaid in the event she voluntarily resigns within 12 months of her commencement of employment. Ms. Johnson will also be reimbursed for moving-related expenses up to $150,000 (and eligible to receive an additional tax gross-up payment to the extent such reimbursement is taxable), and costs related to temporary housing in San Diego for three months from the commencement of her employment, provided that such expenses and costs must be repaid in the event Ms. Johnson voluntarily resigns within 12 months of her commencement of employment. If Ms. Johnson’s employment is terminated for a reason other than cause, she is entitled to 12 months of continued payment of her annual base salary in effect at the time of termination, provided certain conditions are met and subject to reduction due to interim earnings during the severance period or cessation in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

At-Will Employment Agreements. Charlotte Russe entered into “at-will” employment agreements with Edward Wong and Patricia A. Shields dated August 10, 2005 and August 11, 2006, respectively, under which Mr. Wong and Ms. Shields would receive annual base salaries, as adjusted, of $300,000 and $325,000, respectively. Mr. Wong and Ms. Shields are eligible for annual bonuses as determined by our Board of Directors in its sole discretion based upon each executive’s achievement and our achievement of annual performance goals. Mr. Wong and Ms. Shields would also be eligible to participate in all benefit and welfare plans made generally available to our senior management executives. If the employment of Mr. Wong or Ms. Shields was terminated for a reason other than cause, as defined in each executive’s employment agreements, Mr. Wong and Ms. Shields would be entitled to 12 months of severance benefits, provided certain conditions were met and subject to reduction in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

12. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as: insurance companies; tax-exempt organizations; regulated investment companies; real estate investment trusts; United States Holders whose “functional currency” is not the United States dollar; partnerships or other entities treated as partnerships for U.S. federal income tax purposes; persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle; and financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

As the following discussion does not discuss the tax consequences associated with a partnership or other entity treated as a partnership for U.S. federal income tax purposes holding shares, a partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not a United States Holder.

THE TAX DISCUSSION THAT FOLLOWS IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Consequences to United States Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the tender offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.

A United States Holder’s exchange of shares for cash pursuant to the tender offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in Charlotte Russe under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively.

•

A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in Charlotte Russe if either (1) all of the shares of stock of Charlotte Russe actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Charlotte Russe actually owned by the stockholder are exchanged for cash pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Charlotte Russe constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

•

A distribution to a stockholder will be “substantially disproportionate” if both (i) the percentage of the outstanding voting shares of stock of Charlotte Russe actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock of Charlotte Russe actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders) and (ii) the percentage of the outstanding common shares of stock of Charlotte Russe actually and constructively owned by the stockholder (determined based upon value) immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding common shares of stock of Charlotte Russe actually and constructively owned by the stockholder (determined based upon value) immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders).

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of Charlotte Russe by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares of stock of Charlotte Russe actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We have determined that we have no accumulated earnings and profits under U.S. federal income tax principles. Our current earnings and profits cannot be determined with certainty until after the end of our current fiscal year. As certain determinations will need to be made prior to the end of our current fiscal year, we will presume that our current earnings and profits exceed the amount of the distribution unless we have determined prior to the date the applicable determination must be made that our current earnings and profits will be less than the full amount of the distribution in accordance with applicable United States Treasury Regulations. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the tender offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Charlotte Russe held by the redeemed stockholder. The IRS has identified, as a tax shelter, certain stock redemption transactions that increase, through the application of the basis-shifting rules described in the preceding sentence, the basis of stock owned by a person other than the person whose stock was redeemed. In the case of transactions that are the same or similar to this tax shelter described by the IRS, the IRS may disallow the resulting basis shift or any losses or deductions resulting from the transaction. Various additional reporting requirements also apply with additional penalties possible. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the offer. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined by the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences—Consequences to United States Holders”). To the extent that amounts received by a

Non-United States Holder with respect to our purchase of shares under the tender offer are treated as a dividend and not as a tax-free return of capital or capital gain, such dividend will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Because satisfaction of the Section 302 tests and the treatment of a distribution as a dividend, tax-free return of capital or capital gain from the sale of shares are dependent on matters of fact, we will presume (1) that the Section 302 tests are not satisfied and (2) that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions unless we have determined prior to the payment that a lesser amount should be treated as a dividend distribution pursuant to applicable United States Treasury Regulations. (See the discussion above under “Certain U.S. Federal Income Tax Consequences—Consequences to United States Holders” regarding the determination of the amount treated as a dividend distribution.) Accordingly, we will withhold from such amounts U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. See Section 3 “Procedures For Tendering Shares” with respect to these certification requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

14. EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Charlotte Russe (1) increases the price to be paid for the shares above $20.00 per share, decreases the price to be paid for the shares below $18.00 per share, increases the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or decreases the number of shares we seek, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES

We have retained Cowen and Company, LLC to act as financial advisor in connection with this transaction and as the dealer manager in connection with the tender offer. In its role as dealer manager, the dealer manager may contact brokers, dealers and similar entities and may provide information regarding the tender offer to those that they contact or persons that contact them. The dealer manager will receive reasonable and customary compensation. We also have agreed to reimburse the dealer manager for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the dealer manager against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

The dealer manager and its affiliates may provide various investment banking and other services to us in the future, for which we would expect it would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the dealer manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained MacKenzie Partners, Inc. to act as information agent and Mellon Investor Services LLC to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Charlotte Russe, the dealer manager, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16. FINANCIAL INFORMATION

Historical Financial Information. We have incorporated by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 29, 2007 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended December 29, 2007. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth summary data from our consolidated balance sheet at December 29, 2007 and our consolidated statement of earnings for the three months ended December 29, 2007, and the fiscal years ended September 29, 2007 and September 30, 2006. Year-end financial data are derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended September 29, 2007. Financial data as of and for the quarter ended December 29, 2007, are derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 29, 2007. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the fiscal year.

December 29, 2007
(Unaudited)
Balance Sheet Data
Total assets	$430,686,218
Total liabilities	169,158,304
Stockholders’ equity	261,527,914
Book value per share	10.47

	Three Months Ended December 29, 2007 (13 weeks)	Fiscal Years Ended
		September 29, 2007 (52 weeks)	September 30, 2006 (53 weeks)
	(Unaudited)	(Audited)	(Audited)
Statement of Earnings Data:
Net sales	$238,218,744	$740,939,443	$681,504,354
Gross profit	67,185,796	204,224,473	189,839,736
Operating income	22,138,217	54,304,121	59,037,496
Net Income	13,993,568	36,304,385	25,137,946
Earnings per share
Basic	$0.56	$1.44	$1.11
Diluted	$0.56	$1.43	$1.01

	Three Months Ended December 29, 2007	Fiscal Years Ended
		September 29, 2007	September 30, 2006
	(Unaudited)	(Audited)	(Audited)
Weighted average common shares outstanding:
Basic	24,887,068	25,243,506	22,560,110
Diluted	25,014,866	25,471,345	24,789,094

17. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Charlotte Russe.

CHARLOTTE RUSSE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF CHARLOTTE RUSSE, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. CHARLOTTE RUSSE HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHARLOTTE RUSSE.

February 21, 2008

CHARLOTTE RUSSE HOLDING, INC.

February 21, 2008

The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand or Overnight Courier:
Mellon Investor Services Attn: Corporate Action Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services Attn: Corporate Action Dept. 27th Flr. 480 Washington Boulevard Jersey City, NJ 07310

By Facsimile Transmission (For Eligible Institutions Only):

Facsimile Transmission:

(412) 209-6443

To Confirm Facsimile Transmissions (For Eligible Institutions Only):

Confirm Receipt of Facsimile

By Telephone:

(800)-468-9716

Please contact the information agent or the dealer manager at the telephone numbers and addresses below with any questions or requests for assistance. Please contact the information agent for additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

The Information Agent:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

E-mail: tenderoffer@mackenziepartners.com

or

Call Toll Free (800) 322-2885

The Dealer Manager:

1221 Avenue of the Americas

New York, New York 10020

Call Toll-Free: (877) 269-3652